Exhibit 99.1

DATE: Feb. 28, 2013

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

WPX Energy Reports 2012 Results

TULSA, Okla. – WPX Energy (NYSE:WPX) today announced its unaudited operating and financial results for the fourth quarter and the year ended Dec. 31, 2012. Highlights for full-year 2012 include:

•	98% growth in Bakken oil production

•	40% growth in overall oil production

•	3% growth in overall NGL production

•	2% growth in overall natural gas production

•	634 Bcfe of domestic reserves additions

CEO PERSPECTIVE

“Our focused growth plan and rate-of-return driven strategy is delivering strong results. Production is up, Bakken well costs are down and continue to improve, and new opportunities like our Niobrara discovery are providing upside potential and future visibility for value creation at WPX,” said Ralph Hill, president and CEO.

“For 2012, we maintained the strength of our balance sheet in the face of lower natural gas prices and exceeded our production goal even with ongoing pipeline bottlenecks in the Marcellus.

“For 2013, our diversified portfolio of reserves gives us the opportunity to continue to grow our Bakken production and devote the majority of our capital to oil and liquids resource plays,” Hill said.

“We’re also committed to continuously improving the cost structure in each of our basins and gaining new efficiencies as we apply our large-scale development expertise.

“Specifically, reduced drilling times positively impact our internal rates of return. Our record drilling times are 3.7 days in the Piceance Valley, 10.8 days in the Marcellus and 25 days in the Bakken.

“Piceance wells originally took 30 days to drill. A decade ago they took 20. We’ve since reduced that by another 60 percent down to an average of 8 days for our Valley wells. This is an example of the efficiencies we can deliver in our other major operating areas,” Hill added.

FULL-YEAR 2012 FINANCIAL RESULTS

WPX reported an unaudited net loss attributable to WPX Energy of $223 million for full-year 2012, or a loss of $1.12 per share on a fully-diluted basis, compared with a net loss of $302 million, or a loss $1.53 per share, in 2011.

The net loss from continuing operations attributable to WPX Energy was $245 million in 2012 vs. $160 million for full-year 2011.

Full-year 2012 results were impacted by a 22 percent decrease in domestic net realized natural gas prices. Higher production volumes – particularly domestic oil – together with lower asset impairments partially offset the impact of lower realized natural gas prices.

Non-cash impairment charges included in continuing operations were $225 million in 2012 related to producing properties and costs of acquired unproved reserves, compared with $367 million in 2011. These charges were primarily driven by declines in forward natural gas prices.

Excluding these charges and unrealized mark-to-market gains (losses), WPX had an adjusted loss from continuing operations of $123 million, or a loss of $0.62 per share on a diluted basis, in 2012 compared with adjusted income from continuing operations of $80 million, or $0.40 per share, in 2011. A reconciliation accompanies this press release.

FOURTH-QUARTER 2012 FINANCIAL RESULTS

WPX reported an unaudited net loss attributable to WPX Energy of $106 million for fourth-quarter 2012, or a loss of $0.53 per share on a fully-diluted basis, compared with a net loss of $338 million, or a loss of $1.71 per share, in the same period in 2011.

The net loss from continuing operations attributable to WPX Energy was $105 million in fourth-quarter 2012 vs. $209 million for the fourth quarter of 2011.

Oil revenues increased 56 percent quarter over quarter, but natural gas and natural gas liquids (NGL ) revenues declined a combined 19 percent. Results of continuing operations were also impacted by non-cash impairment charges of $108 million in fourth-quarter 2012 and $367 million in fourth-quarter 2011.

Excluding these charges and unrealized mark-to-market gains (losses), WPX had an adjusted loss from continuing operations of $39 million, or a loss of $0.20 per share on a diluted basis, for fourth-quarter 2012, compared with adjusted income from continuing operations of $24 million, or $0.12 per share, for the same period in 2011. A reconciliation accompanies this press release.

ADJUSTED EBITDAX

WPX’s adjusted EBITDAX (a non-GAAP measure) for full-year 2012 was $1 billion, compared with approximately $1.3 billion for the same measure in 2011. For fourth-quarter 2012, WPX had adjusted EBITDAX of $256 million, compared with $336 million for the same period in 2011.

The difference in year-over-year adjusted EBITDAX is primarily the result of lower commodity prices in 2012 vs. 2011, partially offset by higher production volumes.

EBITDAX (non-GAAP)	Full Year		Fourth Quarter
	2012	2011	2012	2011
	millions	millions	millions	millions
Net income (loss)	($211)	($292)	($104)	($335)
Interest expense	$102	$117	$25	$20
Provision (benefit) for income taxes	($111)	($74)	($40)	($104)
Depreciation, depletion and amortization	$966	$902	$247	$232
Exploration expenses	$83	$126	$23	$26

EBITDAX	$829	$779	$151	($161)

Impairments	$225	$367	$108	$367
Unrealized MTM (gains) losses	($32)	$11	($4)	$1
(Income) Loss from discontinued operations	($22)	$142	$1	$129

Adjusted EBITDAX	$1,000	$1,299	$256	$336

EBITDAX represents earnings before interest expense, income taxes, depreciation, depletion and amortization and exploration expenses. Adjusted EBITDAX includes adjustments for impairments, unrealized mark-to-market gains (losses) and discontinued operations.

WPX believes that these non-GAAP measures provide useful information regarding its ability to meet future debt service, capital expenditures and working capital requirements.

PRODUCTION

WPX’s overall domestic and international production climbed 4 percent in 2012 to an average of 1,386 MMcfe/d, excluding volumes for discontinued operations in the Barnett Shale and Arkoma Basin which were sold in 2012.

The production increase was led by 40 percent growth in oil production, 3 percent growth in NGL production and 2 percent growth in natural gas production. NGL growth was curbed in late 2012 due to reduced ethane recovery rates.

Average Daily Production	Full Year			4Q
	2012	2011	Change	2012	2011	Change
Natural gas (MMcf/d)
Piceance Basin	673	679	-1%	637	686	-7%
Marcellus Shale	63	15	320%	71	27	163%
Powder River Basin	208	226	-8%	195	229	-15%
San Juan Basin	132	135	-2%	138	119	16%
International	19	20	-5%	19	21	-10%
Other	10	10	0%	10	9	10%

Subtotal (MMcf/d)	1,105	1,085	2%	1,070	1,091	-2%

Oil (Mbbl/d)
Bakken Shale	9.5	4.8	98%	11.4	6.4	78%
Piceance	2.3	2.3	0%	2.0	2.2	-9%
International	6.0	5.6	7%	5.8	5.9	-2%
Other	0.2	0.2	12%	0.2	0.3	-24%

Subtotal (Mbbl/d)	18.0	12.9	40%	19.4	14.8	31%

NGLs (Mbbl/d)
Piceance	27.5	27.1	1%	23.1	27.1	-15%
International	0.5	0.5	0%	0.5	0.4	25%
Other	0.9	0.5	80%	1.4	0.5	180%

Subtotal (Mbbl/d)	28.9	28.1	3%	25.0	28.0	-11%
Total Production (MMcfe/d)	1,386	1,331	4%	1,336	1,348	-1%

Oil production in the Bakken Shale increased to an average of 11,400 barrels per day in the fourth quarter. This represents a 78 percent increase vs. the same period a year ago. The company’s 2012 exit rate in December was slightly higher, at 11,600 barrels per day or 12,700 barrels of oil equivalent per day.

For the full-year, Bakken oil production increased 98 percent over 2011, growing from an average of 4,800 barrels per day to an average of 9,500 barrels per day.

Piceance production remained nearly flat year-over-year, despite a decrease in drilling and development. However, the basin’s total volumes from more than 4,100 wells continue to drive approximately 60 percent of WPX’s overall production.

Natural gas production in the Marcellus Shale rose significantly in 2012. Fourth-quarter 2012 volumes of 71 MMcf/d were up 163 percent vs. a year ago. For the full-year, Marcellus production was up 320 percent vs. 2011 despite ongoing reliability issues with a third-party gathering system. At year-end 2012, approximately 30 MMcf/d of Marcellus gas remained curtailed by infrastructure constraints.

WPX’s total overall natural gas production increased 2 percent in 2012 to 1,105 MMcf/d, but declined 2 percent in the fourth quarter vs. the same period a year ago reflecting the company’s capital discipline in reducing natural gas drilling and completion activity.

Total NGL production increased 3 percent to 28,900 barrels per day in 2012 but declined in the fourth quarter by 11 percent due to reduced ethane recovery.

The domestic net realized average price for natural gas, inclusive of hedges, was $3.38 per Mcf in 2012, down 22 percent from $4.32 per Mcf a year ago.

The net realized average price for domestic oil, inclusive of hedges, was $85.58 per barrel in 2012, up slightly from $85.30 per barrel a year ago.

The domestic net realized average price for NGL was $28.56 per barrel in 2012, down 29 percent from $40.17 per barrel a year ago.

EXPENSES

WPX’s domestic expenses were approximately 15 percent lower for full-year 2012 than in 2011, primarily driven by lower gas management expenses. The following expenses represent per-unit expenses related to the company’s domestic production.

Domestic Expenses	Per-Unit Basis
	2012		2011
Lease operating	$0.52		$0.51
Gathering, processing & transportation	$1.04		$1.05
Taxes other than income	$0.18		$0.24
General & administrative	$0.56		$0.57
DD&A	$1.93	*	$1.89

*	Reflects a decline in the 12-month average commodity price that is used to calculate the company’s DD&A rate. The impact is $31 MM.

CASH AND LIQUIDITY

At Dec. 31, 2012, WPX had approximately $153 million in cash and cash equivalents – including $35 million for international operations.

The company’s total liquidity at the end of the year was approximately $1.65 billion, including an undrawn $1.5 billion revolving credit agreement.

DEVELOPMENT ACTIVITY

In 2012, WPX participated in 548 gross (367 net) wells in the United States, including 102 gross (53 net) wells in the fourth quarter. This figure represents the number of wells that were completed and began commercial delivery of production. WPX did not have any dry holes in 2012.

Highlights for the company’s operated wells in its primary areas are provided below, as well as those for WPX’s new opportunities. The balance of gross (net) wells is accounted for in non-operated interests, as well as WPX’s own properties in the San Juan and Powder River basins.

In the liquids-rich Piceance Basin, WPX completed 240 gross (209 net) wells in 2012, including 23 gross (19 net) in the fourth quarter. During 2012, WPX set new record times in the Piceance, drilling a well on its Valley acreage in 3.7 days and a well on its Highlands acreage in 7.7 days.

In the oil-rich Bakken Shale, WPX completed 41 gross (27 net) wells in 2012, including 14 gross (10 net) in the fourth quarter.

WPX continues to improve its drilling and completion costs in the Bakken, particularly with the shift to multi-well development pads. The company’s recent Bakken well costs are down 10 to 20 percent through fewer drilling days and completion efficiencies.

With the benefit of pad drilling, WPX drilled a recent well in 2013 – the Blackhawk 1-12 HW – in 25 days, which is the company’s record in the basin.

In the Marcellus Shale, WPX completed 54 gross (33 net) wells in 2012, including 11 gross (9 net) in the fourth quarter. The majority of this activity took place in Susquehanna County. At year-end, 25 gross wells were awaiting completion and nine wells were awaiting pipeline connection.

Since the third quarter, WPX has shaved another half-day off its record drilling time in the Marcellus. The company’s new best time is 10.8 days, which was achieved in January 2013.

Also in 2013, on Jan. 22 WPX announced a natural gas discovery in western Colorado’s Niobrara formation that was drilled, cored and completed in 2012.

The Niobrara discovery well has registered an average production rate of 10.6 million cubic feet per day over its first 60 days, despite being substantially choked back.

WPX has the lease rights to approximately 180,000 net acres of the Niobrara/Mancos shale play in western Colorado. Over time, the Niobrara discovery has the potential to more than double the company’s proved, probable and possible (3P) reserves.

2012 PROVED RESERVES

Yesterday, WPX announced that its domestic proved reserves at Dec. 31, 2012, were nearly 4.5 trillion cubic feet equivalent based on 2012 commodity price averages. The company added 634 Bcfe of proved domestic reserves in 2012 through drilling.

Including international reserves of 159 billion cubic feet equivalent, WPX had total proved reserves of 4.65 Tcfe.

WPX’s press release about its 2012 proved reserves is available at www.wpxenergy.com, including an alternate scenario whereby 2012 domestic proved reserves were 19 percent higher at 5,339 Bcfe using 2011 SEC pricing.

TODAY’S CONFERENCE CALL

WPX management will discuss its 2012 results and 2013 outlook during a webcast starting at 10 a.m. Eastern today. Participants can access the audio and the slides for the event via the homepage at www.wpxenergy.com.

A limited number of phone lines also will be available at (866) 510-0676. International callers should dial (617) 597-5361. The participant passcode for both lines is 69817966. A replay will be available on WPX’s website for one year following the event.

Form 10-K

WPX plans to file its 2012 Form 10-K with the Securities and Exchange Commission later today. Once filed, the document will be available on both the SEC and WPX websites.

About WPX Energy, Inc.

WPX Energy is an exploration and production company focused on developing its significant oil and gas reserves, particularly in the liquids-rich Piceance Basin, the Bakken and Three Forks oil shales and the Marcellus Shale. WPX also has domestic operations in the San Juan and Powder River basins, as well as a 69 percent interest in Apco Oil and Gas International. Go to http://www.wpxenergy.com/investors.aspx to join our e-mail list.

# # #

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines “possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC‘s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.

WPX Energy, Inc.

Consolidated

(UNAUDITED)

	2011					2012
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD
Revenues:
Product revenues:
Natural gas sales	$408	$423	$440	$423	$1,694	$357	$312	$331	$364	$1,364
Oil and condensate sales	52	83	84	93	312	106	122	118	145	491
Natural gas liquid sales	85	107	110	106	408	93	78	65	63	299

Total product revenues	545	613	634	622	2,414	556	512	514	572	2,154
Gas management	408	337	347	336	1,428	337	187	186	239	949
Net gain (loss) on derivatives not designated as hedges	2	6	12	9	29	14	71	(22)	15	78
Other	3	3	2	3	11	3	5	(1)	1	8

Total revenues	958	959	995	970	3,882	910	775	677	827	3,189
Costs and expenses:
Lease and facility operating	63	61	70	68	262	67	67	68	81	283
Gathering, processing and transportation	112	121	130	124	487	135	120	124	127	506
Taxes other than income	30	43	32	29	134	30	25	23	33	111
Gas management, including charges for unutilized pipeline capacity	417	344	359	351	1,471	355	194	200	247	996
Exploration	12	14	74	26	126	19	19	22	23	83
Depreciation, depletion and amortization	207	224	239	232	902	228	248	243	247	966
Impairment of producing properties and costs of acquired unproved reserves	—	—	—	367	367	52	65	—	108	225
General and administrative	67	63	70	75	275	68	71	67	81	287
Other-net	1	4	(1)	(4)	—	5	(2)	5	4	12

Total costs and expenses	909	874	973	1,268	4,024	959	807	752	951	3,469
Operating income (loss)	49	85	22	(298)	(142)	(49)	(32)	(75)	(124)	(280)
Interest expense	(49)	(48)	—	(20)	(117)	(26)	(26)	(25)	(25)	(102)
Interest capitalized	4	4	—	1	9	2	3	2	1	8
Investment income and other	6	6	7	7	26	10	8	7	5	30

Income (loss) from continuing operations before income taxes	$10	$47	$29	$(310)	$(224)	$(63)	$(47)	$(91)	$(143)	$(344)
Provision (benefit) for income taxes	3	17	10	(104)	(74)	(25)	(18)	(28)	(40)	(111)

Income (loss) from continuing operations	$7	$30	$19	$(206)	$(150)	$(38)	$(29)	$(63)	$(103)	$(233)
Income (loss) from discontinued operations	(8)	(2)	(3)	(129)	(142)	(2)	23	2	(1)	22

Net income (loss)	$(1)	$28	$16	$(335)	$(292)	$(40)	$(6)	$(61)	$(104)	$(211)
Less: Net income attributable to noncontrolling interests	2	3	2	3	10	3	4	3	2	12

Net income (loss) attributable to WPX Energy	$(3)	$25	$14	$(338)	$(302)	$(43)	$(10)	$(64)	$(106)	$(223)

Adjusted EBITDAX
Reconciliation to net income (loss):
Net income (loss)	$(1)	$28	$16	$(335)	$(292)	$(40)	$(6)	$(61)	$(104)	$(211)
Interest expense	49	48	—	20	117	26	26	25	25	102
Provision (benefit) for income taxes	3	17	10	(104)	(74)	(25)	(18)	(28)	(40)	(111)
Depreciation, depletion and amortization (a)	207	224	239	232	902	228	248	243	247	966
Exploration expenses	12	14	74	26	126	19	19	22	23	83

EBITDAX	270	331	339	(161)	779	208	269	201	151	829
Impairment of producing properties and costs of acquired unproved reserves	—	—	—	367	367	52	65	—	108	225
Unrealized MTM (gains) losses	18	(3)	(5)	1	11	1	(60)	31	(4)	(32)
(Income) loss from discontinued operations	8	2	3	129	142	2	(23)	(2)	1	(22)

Adjusted EBITDAX	$296	$330	$337	$336	$1,299	$263	$251	$230	$256	$1,000

(a)	Includes depreciation and amortization reported in general and administrative expense

WPX Energy, Inc.

Domestic Segment

(UNAUDITED)

	2011					2012
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD
Revenues:
Product revenues:
Natural gas sales	$404	$419	$436	$419	$1,678	$353	$307	$327	$359	$1,346
Oil and condensate sales	34	63	62	67	226	80	95	87	114	376
Natural gas liquid sales	84	106	109	105	404	92	77	65	62	296

Total product revenues	522	588	607	591	2,308	525	479	479	535	2,018
Gas management	408	337	347	336	1,428	337	187	186	239	949
Net gain (loss) on derivatives not designated as hedges	2	6	12	9	29	14	71	(22)	15	78
Other	2	2	1	2	7	3	4	(1)	1	7

Total revenues	934	933	967	938	3,772	879	741	642	790	3,052
Costs and expenses:
Lease and facility operating	58	55	63	59	235	61	60	60	70	251
Gathering, processing and transportation	112	121	130	124	487	135	120	124	125	504
Taxes other than income	27	37	26	23	113	25	18	17	27	87
Gas management, including charges for unutilized pipeline capacity	417	344	359	351	1,471	355	194	200	247	996
Exploration	11	13	74	25	123	14	16	19	23	72
Depreciation, depletion and amortization	202	219	233	226	880	222	242	236	239	939
Impairment of producing properties and costs of acquired unproved reserves	—	—	—	367	367	52	65	—	108	225
General and administrative	64	61	67	71	263	65	68	64	76	273
Other-net	—	4	(2)	(5)	(3)	5	—	4	3	12

Total costs and expenses	891	854	950	1,241	3,936	934	783	724	918	3,359
Operating income (loss)	43	79	17	(303)	(164)	(55)	(42)	(82)	(128)	(307)
Interest expense	(49)	(48)	—	(20)	(117)	(26)	(26)	(25)	(25)	(102)
Interest capitalized	4	4	—	1	9	2	3	2	1	8
Investment income and other	1	2	2	1	6	2	—	1	—	3

Income (loss) from continuing operations before income taxes	$(1)	$37	$19	$(321)	$(266)	$(77)	$(65)	$(104)	$(152)	$(398)

Summary of Production Volumes(1)
Natural gas (MMcf)	92,473	95,207	102,615	98,485	388,780	101,346	102,163	97,310	96,664	397,483
Oil (MBbls)	384	714	736	816	2,651	948	1,123	1,076	1,247	4,394
Natural gas liquids (MBbls)	2,425	2,527	2,567	2,539	10,057	2,746	2,779	2,613	2,254	10,392
Combined equivalent volumes (MMcfe)(2)	109,331	114,655	122,430	118,614	465,030	123,511	125,574	119,443	117,670	486,198

(1) Excludes production from our Arkoma Basin and Barnett Shale operations which were classified as discontinued operations and comprised less than 6 percent of our total production.
(2) Oil and natural gas liquids were converted to MMcfe using the ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of natural gas.

Realized average price per unit, including the impact of hedges (1)
Natural gas (per Mcf)	$4.37	$4.41	$4.25	$4.25	$4.32	$3.48	$3.01	$3.35	$3.71	$3.38
Oil (per barrel)	$87.13	$87.51	$84.75	$83.10	$85.30	$84.54	$83.89	$82.31	$90.76	$85.58
Natural gas liquids (per barrel)	$34.84	$41.90	$42.54	$41.14	$40.17	$33.46	$27.96	$24.43	$28.12	$28.56

(1) Excludes our Arkoma Basin and Barnett Shale operations, which were classified as discontinued operations.

Expenses per Mcfe (1)
Lease and facility operating	$0.52	$0.48	$0.51	$0.51	$0.51	$0.50	$0.47	$0.51	$0.60	$0.52
Gathering, processing and transportation	$1.02	$1.06	$1.06	$1.04	$1.05	$1.09	$0.95	$1.04	$1.06	$1.04
Taxes other than income	$0.24	$0.33	$0.22	$0.19	$0.24	$0.20	$0.15	$0.14	$0.23	$0.18
Depreciation, depletion and amortization	$1.84	$1.92	$1.90	$1.91	$1.89	$1.80	$1.93	$1.98	$2.02	$1.93
General and administrative	$0.58	$0.53	$0.55	$0.60	$0.57	$0.52	$0.54	$0.53	$0.65	$0.56

(1) Excludes our Arkoma Basin and Barnett Shale operations, which were classified as discontinued operations.

Unutilized pipeline capacity
Total unutilized pipeline capacity in gas management expense	$10	$7	$9	$9	$35	$11	$12	$12	$11	$46

WPX Energy, Inc.

International Segment

(UNAUDITED)

	2011					2012
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD
Revenues:
Product revenues:
Natural gas sales	$4	$4	$4	$4	$16	$4	$5	$4	$5	$18
Oil and condensate sales	18	20	22	26	86	26	27	31	31	115
Natural gas liquid sales	1	1	1	1	4	1	1	—	1	3

Total product revenues	23	25	27	31	106	31	33	35	37	136
Gas management	—	—	—	—	—	—	—	—	—	—
Net gain (loss) on derivatives not designated as hedges	—	—	—	—	—	—	—	—	—	—
Other	1	1	1	1	4	—	1	—	—	1

Total revenues	24	26	28	32	110	31	34	35	37	137
Costs and expenses:
Lease and facility operating	5	6	7	9	27	6	7	8	11	32
Gathering, processing and transportation	—	—	—	—	—	—	—	—	2	2
Taxes other than income	3	6	6	6	21	5	7	6	6	24
Gas management, including charges for unutilized pipeline capacity				—	—	—	—	—	—	—
Exploration	1	1	—	1	3	5	3	3	—	11
Depreciation, depletion and amortization	5	5	6	6	22	6	6	7	8	27
Impairment of producing properties and costs of acquired unproved reserves	—	—	—	—	—	—	—	—	—	—
General and administrative	3	2	3	4	12	3	3	3	5	14
Other-net	1	—	1	1	3	—	(2)	1	1	—

Total costs and expenses	18	20	23	27	88	25	24	28	33	110
Operating income (loss)	6	6	5	5	22	6	10	7	4	27
Interest expense	—	—	—	—	—	—	—	—	—	—
Interest capitalized	—	—	—	—	—	—	—	—	—	—
Investment income and other	5	4	5	6	20	8	8	6	5	27

Income (loss) from continuing operations before income taxes	$11	$10	$10	$11	$42	$14	$18	$13	$9	$54

Summary of Net Production Volumes (1)
Natural gas (MMcf)	1,826	1,940	1,726	1,896	7,389	1,737	1,726	1,861	1,737	7,061
Oil (MBbls)	473	509	529	542	2,054	507	562	573	536	2,178
Natural gas liquids (MBbls)	44	47	55	37	183	45	44	45	47	181
Combined equivalent volumes (MMcfe)(2)	4,926	5,280	5,231	5,373	20,810	5,052	5,362	5,569	5,235	21,218

(1)	Reflects approximately 69 percent of Apco’s production (which corresponds to our ownership interest in Apco) and other minor directly held interests.
(2)	Oil and natural gas liquids were converted to MMcfe using the ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of natural gas.

WPX Energy, Inc.

Reconciliation- Adjusted Income (Loss) from Continuing Operations

(UNAUDITED)

	2011					2012
(Dollars in millions, except per share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD
Income (loss) from continuing operations attributable to WPX Energy, Inc. available to common stockholders	$5	$27	$17	$(209)	$(160)	$(41)	$(33)	$(66)	$(105)	$(245)

Income (loss) from continuing operations—diluted earnings per share	$0.03	$0.13	$0.09	$(1.06)	$(0.81)	$(0.21)	$(0.17)	$(0.33)	$(0.53)	$(1.23)

Adjustments:
Impairment of producing properties and costs of acquired unproved reserves	$—	$—	$—	$367	$367	$52	$65	$—	$108	$225
Unrealized MTM (gains) losses	$18	$(3)	$(5)	$1	$11	$1	$(60)	$31	$(4)	$(32)

Total adjustments	$18	$(3)	$(5)	$368	$378	$53	$5	$31	$104	$193
Less tax effect for above items	$(7)	$1	$2	$(135)	$(138)	$(19)	$(2)	$(12)	$(38)	$(71)

Adjusted income (loss) from continuing operations available to common stockholders	$16	$25	$14	$24	$80	$(7)	$(30)	$(47)	$(39)	$(123)

Adjusted diluted earnings (loss) per common share	$0.08	$0.13	$0.07	$0.12	$0.40	$(0.04)	$(0.15)	$(0.23)	$(0.20)	$(0.62)

Weighted-average shares -diluted—millions (1)	197.1	197.1	197.1	197.1	197.1	198.1	198.9	199.1	199.2	198.8

(1)	For comparative purposes and to provide a more meaningful calculation for weighted average shares, we have assumed the amount of common stock issued at December 31, 2011 to be outstanding for all 2011 periods presented.

WPX Energy, Inc.

Consolidated Statement of Operations

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
		(Millions, except per share amounts)
Revenues:
Product revenues:
Natural gas sales	$364	$423	$1,364	$1,694
Oil and condensate sales	145	93	491	312
Natural gas liquid sales	63	106	299	408

Total product revenues	572	622	2,154	2,414
Gas management	239	336	949	1,428
Net gain (loss) on derivatives not designated as hedges	15	9	78	29
Other	1	3	8	11

Total revenues	827	970	3,189	3,882
Costs and expenses:
Lease and facility operating	81	68	283	262
Gathering, processing and transportation	127	124	506	487
Taxes other than income	33	29	111	134
Gas management, including charges for unutilized pipeline capacity	247	351	996	1,471
Exploration	23	26	83	126
Depreciation, depletion and amortization	247	232	966	902
Impairment of costs of producing properties and costs of acquired unproved reserves	108	367	225	367
General and administrative	81	75	287	275
Other—net	4	(4)	12	—

Total costs and expenses	951	1,268	3,469	4,024
Operating income (loss)	(124)	(298)	(280)	(142)
Interest expense	(25)	(20)	(102)	(117)
Interest capitalized	1	1	8	9
Investment income and other	5	7	30	26

Income (loss) from continuing operations before income taxes	(143)	(310)	(344)	(224)
Provision (benefit) for income taxes	(40)	(104)	(111)	(74)

Income (loss) from continuing operations	(103)	(206)	(233)	(150)
Income (loss) from discontinued operations	(1)	(129)	22	(142)

Net income (loss)	(104)	(335)	(211)	(292)
Less: Net income attributable to noncontrolling interests	2	3	12	10

Net income (loss) attributable to WPX Energy	$(106)	$(338)	$(223)	$(302)

Amounts attributable to WPX Energy, Inc.:
Basic and diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.53)	$(1.06)	$(1.23)	$(0.81)
Income (loss) from discontinued operations	(0.00)	(0.65)	0.11	(0.72)

Net income (loss)	$(0.53)	$(1.71)	$(1.12)	$(1.53)

Weighted-average shares	199.2	197.1	198.8	197.1

WPX Energy, Inc.

Consolidated Balance Sheet

(Unaudited)

	December 31, 2012	December 31, 2011
	(Dollars in millions, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$153	$526
Accounts receivable, net of allowance of $11 at December 31, 2012 and $ 13 at December 31, 2011	443	509
Deferred income taxes	17	—
Derivative assets	58	506
Inventories	66	73
Other	35	60

Total current assets	772	1,674
Investments	145	125
Properties and equipment (successful efforts method of accounting)	13,339	12,199
Less: Accumulated depreciation, depletion and amortization	(4,923)	(3,977)

Properties and equipment, net	8,416	8,222
Derivative assets	2	10
Other noncurrent assets	121	401

Total assets	$9,456	$10,432

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$509	$702
Accrued and other current liabilities	203	186
Deferred income taxes	—	116
Derivative liabilities	14	152

Total current liabilities	726	1,156
Deferred income taxes	1,401	1,556
Long-term debt	1,508	1,503
Derivative liabilities	1	7
Asset retirement obligations	316	283
Other noncurrent liabilities	133	168
Equity:
Stockholders’ equity:
Preferred Stock (100 million shares authorized at $0.01 par value; no shares issued)	—	—
Common Stock (2 billion shares authorized at $0.01 par value; 199.3 million shares issued at December 31, 2012 and 197.1 million shares issued at December 31, 2011)	2	2
Additional paid-in-capital	5,487	5,457
Accumulated deficit	(223)	—
Accumulated other comprehensive income	2	219

Total stockholders’ equity	5,268	5,678
Noncontrolling interests in consolidated subsidiaries	103	81

Total equity	5,371	5,759

Total liabilities and equity	$9,456	$10,432

WPX Energy, Inc.

Consolidated Statement of Cash Flows

(Unaudited)

	Year ended December 31,
	2012	2011
	(Millions)
Operating Activities
Net income (loss)	$(211)	$(292)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	973	951
Deferred income tax benefit	(160)	(176)
Provision for impairment of properties and equipment (including certain exploration expenses)	288	694
Amortization of stock-based awards	28	5
(Gain) loss on sale of assets	(42)	(1)
Cash provided (used) by operating assets and liabilities:
Accounts receivable	68	(100)
Inventories	7	3
Margin deposits and customer margin deposits payable	(5)	(18)
Other current assets	7	(11)
Accounts payable	(128)	131
Accrued and other current liabilities	12	10
Changes in current and noncurrent derivative assets and liabilities	(32)	8
Other, including changes in other noncurrent assets and liabilities	(11)	2

Net cash provided by operating activities	794	1,206

Investing Activities
Capital expenditures (a)	(1,521)	(1,572)
Proceeds from sale of assets	310	15
Purchases of investments	(2)	(12)
Other	9	13

Net cash used in investing activities	(1,204)	(1,556)

Financing Activities
Proceeds from common stock	3	—
Proceeds from long-term debt	6	1,502
Proceeds from revolver debt	50	—
Payments of revolver debt	(50)	—
Contribution from noncontrolling interest	10	—
Excess tax benefit of stock based awards	13	—
Net increase in notes payable to Willliams	—	159
Net changes in Williams’ net investment	—	(777)
Revolving debt facility costs	—	(30)
Other	5	(15)

Net cash provided by (used in) financing activities	37	839

Net increase (decrease) in cash and cash equivalents	(373)	489
Cash and cash equivalents at beginning of period	526	37

Cash and cash equivalents at end of period	$153	$526

(a) Increase to properties and equipment	$(1,449)	$(1,641)
Changes in related accounts payable	(72)	69

Capital expenditures	$(1,521)	$(1,572)